Exhibit 10.4

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”), dated as of November 28, 2012 (the “Effective Date”), is made by and among Jason Bauer (“Executive”), Crumbs Bake Shop, Inc., a Delaware corporation (“CBS”), and Crumbs Holdings LLC, a Delaware limited liability company (“Crumbs” and, together with CBS, the “Company”). Executive, CBS and Crumbs are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties”. Capitalized terms used but not defined herein shall have the meanings given such terms in the Employment Agreement (as defined below).

RECITALS

WHEREAS, Executive is employed by the Company as its Senior Vice-President of Business Development pursuant to an Amended and Restated Employment Agreement, dated as of November 14, 2011, by and among CBS, Crumbs and Executive (the “Employment Agreement”).

WHEREAS, Executive also serves as a director of CBS and as a Board Member, as that term is defined in Crumbs’ Third Amended and Restated Limited Liability Company Agreement, dated as of May 5, 2011 (the “LLC Agreement”), of Crumbs.

WHEREAS, Executive and the Company desire to terminate Executive’s relationships with the Company and agree to the terms and conditions relating thereto.

NOW, THEREFORE, in consideration of the covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

AGREEMENT

1.          Resignation. Executive hereby resigns as (a) the Senior Vice-President of Business Development and an employee of the Company, (b) a director of CBS and (c) a Board Member of Crumbs effective as of the Effective Date. Executive agrees and understands that, after the Effective Date, he is not authorized to perform any work for, or to represent himself to others as an employee or other agent of, the Company; provided, however, that Executive shall be permitted to represent that he was a Founder of Crumbs. The Company hereby waives any prior notice required to be given pursuant to the Employment Agreement by Executive in connection with his resignations. A copy of the body of the Company’s press release which will announce Executive’s resignation is attached hereto as Exhibit A.

2.          Commitments of the Company.

(a)          Payment of Accrued Amounts. Executive shall be entitled to receive (i) any business expenses that have been incurred by Executive since November 1, 2012 but remain unreimbursed by the Company as of the Effective Date, and (ii) all unpaid Base Salary and Annual Bonus that have accrued through the Effective Date (the amounts set forth in items (i) and (ii) are collectively referred to herein as the “Accrued Amounts”). The Accrued Amounts, less all applicable federal, state and local tax withholding and deductions, shall be paid as soon as is reasonably practicable following the Effective Date but in no event later than December 31, 2012.

(b)          Payment of Severance. In full accord and satisfaction of all Released Claims (as defined below in Section 4(a)(i)), the Company shall make a lump sum cash payment to Executive in the amount of One Thousand Dollars ($1,000.00) (the “Severance”). The Severance, less all applicable federal, state and local tax withholding and deductions, shall be paid as soon as is reasonably practicable following the Effective Date but in no event later than December 31, 2012. Executive confirms and agrees that the Severance is in addition to any amount to which he was already or is entitled.

(c)          Personal Guarantees. The Company acknowledges that Executive has personally guaranteed (each, a Guaranty” and, collectively, the “Guarantees”) certain of the Company’s obligations to its landlords under the real property leases identified in Schedule 1 hereto (each, a “Lease Obligation” and, collectively, the “Lease Obligations”). Following the Effective Date, the Company will request that such landlords release Executive from the Guarantees; provided, however, that such requests shall not require the Company to renegotiate any Lease Obligations, pay down any outstanding Lease Obligations or pay any fee; and provided, further, that the Company does not represent or guaranty that any Guarantees will be released. Notwithstanding the foregoing, in the event that any Lease Obligation is renegotiated (at the initiative of the Company or the landlord) or the lease is up for renewal, then the Company will make reasonable efforts to obtain the release of the Guarantee related thereto by substituting alternate collateral acceptable to the landlord. With respect to any Guaranty that is released or cancelled, the Company shall provide Executive with copies of paperwork demonstrating such release or cancellation. In the event there is no written agreement outside of this Agreement pursuant to which the Company is obligated to indemnify Executive in connection with any landlord’s attempt to enforce a Guaranty, the Company will indemnify Executive for all reasonable costs and expenses (including reasonable attorney’s fees) incurred by Executive in connection with any such landlord’s attempt.

(d)          Limited Release. Except to the extent prohibited by law, including, without limitation, federal or state securities laws and rules, rules of any self-regulatory organization or national securities exchange to which the Parties are subject, the Company releases and discharges Executive from any and all claims, rights, charges and/or causes of action (“Claims”) which it had, now has or hereafter may have for recovery of the compensation paid to Executive pursuant to Section 4 of the Employment Agreement during the term of his employment. The Company will not file or maintain any suit (or otherwise seek any other remedy of any kind in any non-judicial forum or in any court) arising out of or related to the Claims released by the Company pursuant to this paragraph (d).

(e)          Non-Disparagement. On and after the Effective Date, the Company will direct its directors, executive officers and human resources personnel not to make disparaging or derogatory statements about Executive; provided, however, that such individuals (i) may make such truthful statements as may be required by law, including, without limitation, federal or state securities laws and rules, rules of any self-regulatory organization or national securities exchange to which the Parties are subject, or legal process, and (ii) shall be entitled to discuss Executive’s resignation from the Company with the board of directors of CBS, the board of managers of Crumbs, and the Company’s auditors. Notwithstanding the foregoing, the Company will not be responsible or liable to Executive for the failure by such individuals to comply with such directive.

(f)          Retrieval of Executive’s Property. At a date and time to be agreed upon by the Parties, the Company will grant Executive access to the Company’s corporate headquarters for the purpose of permitting Executive to retrieve all of his personal effects located at such office.

(g)          No Other Payments or Benefits. Executive agrees that he is not entitled to any payments by or benefits from the Company other than (i) as set forth in this Section 2 or (ii) any monies properly payable to Executive for indemnification or advancement by virtue of rights to which Executive may be entitled pursuant to the Employment Agreement or the Company’s bylaws, operating agreement or any policy of insurance.

3.          Termination of Benefits of Equity Awards.

(a)          Employee Benefits. Executive’s coverage under the Company’s employee benefit and insurance plans, programs and arrangements will terminate on the Effective Date (except for Executive’s group medical coverage, which will continue through November 30, 2012). Executive may elect to continue his health insurance thereafter pursuant to the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA). Executive will not accrue any leave after the Effective Date.

(b)          Equity Awards. All outstanding awards granted to Executive under CBS’ Equity Incentive Plan, including, without limitation, awards of restricted stock, that have not vested or become exercisable as of the Effective Date shall lapse, terminate and be forfeited on the Effective Date.

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4.          Commitments of Executive.

(a)          General Release and Forbearance Agreement.

(i)          Except as provided in Section 4(a)(ii) hereof, Executive releases and discharges the Company, and its officers, directors, employees, agents, stockholders and all employee benefit plans sponsored by the Company (the “Released Parties”), from any and all Claims which he had, now has or hereafter may have, based on any act or omission which occurred through the Effective Date (the “Released Claims”). Without limiting the generality of the foregoing, this general release covers all Claims, other than those described in Section 4(a)(ii) hereof, arising out of or related to Executive’s employment with the Company, the termination of his employment, the Employment Agreement, and/or any other relationship of any kind between Executive and a Released Party, including, but not limited to, the New York State Human Rights Law, the New York Retaliatory Action by Employers Law, the New York City Human Relations Law and Claims under all other employment and employment discrimination laws, tort Claims, contract Claims, and Claims under all federal, state, and local laws. This general release is agreed to without reliance upon any statement or representation by the Company.

(ii)         Notwithstanding Section 4(a)(i) hereof, this general release does not cover any Claims in respect of (A) rights to indemnification and to be held harmless and be defended by the Company pursuant to the Third Amended and Restated Certificate of Incorporation, as corrected to date, and Bylaws of CBS, the LLC Agreement, and the Employment Agreement to the extent Executive is entitled thereto, (B) directors and officers insurance rights to which Executive may be entitled, (C) rights to contribution to which Executive may be entitled, (D) rights that Executive has in his capacity as an equityholder of CBS or Crumbs, (E) rights under this Agreement, or (F) rights to any vested employee benefits.

(iii)        Executive will not file or maintain any suit (or otherwise seek or accept any compensation, benefit, or other remedy of any kind in any non-judicial forum or in any court) arising out of or related to the Released Claims.

(b)          No Disparagement or Adverse Action. On and after the Effective Date, Executive will not: (i) make any disparaging or derogatory statements, whether oral or written, regarding the Company, or its officers, directors, employees or agents; (ii) take any action adverse to the Company, or its officers, directors, employees, or agents, (iii) make any statement or take any action which could encourage any employee of the Company to terminate his or her employment with the Company or encourage the engagement of any Company employee by any other entity, or (iv) make any statement or take any action which could encourage any customer, supplier, or contractor of the Company or any person or entity which has referred business to the Company to discontinue, in whole or in part, such relations or business with or referral to the Company or discourage future relations, business or referrals.

(c)          Cooperation. Executive will respond to inquiries and otherwise assist the Company with respect to matters with which he had been involved while employed by the Company.

(d)          Return of Property. Executive agrees that upon his execution of this Agreement:

(i)          he will promptly return to the Company all originals and copies of Proprietary Information, documents and other property of the Company, including, without limitation, all correspondence, manuals, notebooks, agreements, lists of customers and suppliers, financial information, computer programs, disks, flash drives and any other documents, materials or property, whether written or stored on computerized or any other medium (“Company Property”), that is in Executive’s possession or under his control; provided, however, that with respect to any Company Property the nature of which prevents its return, Executive will permanently delete and/or destroy all such Company Property; and he will provide written certification to the Chief Executive Officer within five days of the Effective Date that he has fully complied with his obligations under this item (i);

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(ii)         he will not take any action to preserve or regain access to Company Property by or through any means, including, without limitation, access to the Company’s facilities or through a computer or other digital or electronic means;

(iii)        he will promptly return any Company Property which may come into his possession or under his control in the future, will not make any copy thereof, and will not, directly or indirectly, use, disclose, or transmit in any manner any of such Company’s property; and

(iv)        he will promptly pay all amounts due, owing or otherwise payable by Executive to the Company. Executive expressly authorizes the Company to withhold any amounts payable to him, including for compensation, reimbursement and otherwise, until he has complied with this item (iv).

(e)          Intellectual Property.

(i)          Executive agrees that any and all information, reports, other documents, domain names, and other works (whether in an electronic format or otherwise) created for or on behalf of the Company by Executive during his service with the Company, whether or not developed on Company premises or equipment or during normal Company business hours (the “Intellectual Property”), are and shall remain works made for hire and the sole and exclusive property of the Company. To the extent that such Intellectual Property is not considered work made for hire, Executive hereby assigns to the Company (or its nominee) any and all interest that he may now or in the future have in the Intellectual Property. Upon request by the Company, Executive shall execute and deliver to the Company any document or instrument that may be necessary to secure or perfect the Company’s title to or interest in any Intellectual Property so assigned.

(ii)         Executive hereby sells, assigns, grants, bargains, transfers, conveys, sets over and confirms unto CBS (the “Transfer”), and CBS’ successors and assigns, all of Executive’s right, title and interest in and to any and all domain names that contain the word “crumbs” and that are registered in his name or on his behalf (collectively, the “Domain Names”), which Executive acknowledges are Company Property. Executive agrees to promptly take those actions reasonably necessary to effectuate the Transfer. Without limiting the foregoing, Executive agrees to submit a request to the registrars of the Domain Names (in the case of www.mycrumbskitchen.com, to Domainwards.com, LLC) for the registrars to Transfer such Domain Names to CBS. Upon receiving a request from a registrar to approve a Transfer, Executive shall promptly approve such Transfer.

(iii)        On and after the Effective Date, Executive will not, directly or indirectly, create, develop, adopt, license or otherwise use any intellectual property of the Company, including, without limitation, any copyright, trademark, service mark, mark, brand or trade secret (or anything which is similar thereto and/or a derivative thereof) that the Company has used or currently uses or that Executive has reason to know is being contemplated for future use by the Company, with such prohibited use including use as a portion of or the entire design, brand, trademark, service mark, title, domain name, Facebook name or Twitter handle. Executive agrees that all such intellectual property is owned by the Company and the Executive waives all claims to such intellectual property.

(f)          Ongoing Obligations Under Other Agreements. Executive acknowledges and agrees that his obligations under Sections 6 through 11, inclusive, of the Employment Agreement, and his obligations under that certain Business Combination Agreement, dated as of January 9, 2011, as amended on each of February 18, 2011, March 17, 2011 and April 7, 2011 (as amended, from time-to-time), by and among CBS, 57th Street Merger Sub LLC, Crumbs, the members of Crumbs, and the representatives of such members and of Crumbs, and all other agreements to which Executive is a party that survive the termination of Executive’s employment with the Company, are not affected by this Agreement and remain in full force and effect.

(i)          Remedies in the Event of Breach. In the event that a Party breaches or threatens to breach any covenant, agreement, obligation, representation or warranty made in this Agreement, such Party agrees to pay the non-breaching Party’s attorneys’ fees and other costs and expenses incurred by the non-breaching Party in connection with such breach or threatened breach, including, without limitation, the fees and costs incurred in seeking to obtain injunctive relief or other damages with respect to the breach or threatened breach. The foregoing remedies shall be in addition to, and not in lieu of, any other remedy, at law or in equity, that the non-breaching Party may have in connection with the breach or threatened breach.

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(ii)         Compliance with Section 409A of the Code. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of Internal Revenue Code of 1986, as amended (the “Code”), and any regulations and Treasury guidance promulgated thereunder. If it is determined in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, then the Company and Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code. As used in this Agreement, the terms “termination of employment”, “resignation” and words of similar import mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, Executive’s “separation from service” as defined in Section 409A of the Code.

5.          Miscellaneous.

(a)          Taxes. Executive shall be liable for and shall pay all federal, state and local income or other similar taxes, and all related interest, penalties or other liabilities and costs, that may be due in connection with the payments to be made to Executive hereunder. The Company shall have the right to withhold from any such payments all amounts necessary to satisfy its withholding obligations with respect thereto. Executive acknowledges that the Company has not made representations or warranties of any kind regarding the tax consequence, if any, of any payments made hereunder.

(b)          No Representations by the Company. Executive acknowledges and agrees that the Company has made no representations or promises to him except as expressly set forth herein.

(c)          Notices.

(i)          All notices, requests, demands or other communications that are required or may be given under this Agreement shall be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to the Company,

Crumbs Bake Shop, Inc.

c/o Crumbs Holdings LLC

110 West 40th Street Suite 2100

New York, New York 10018

Attn: Julian R. Geiger, President and CEO

With a copy to:

Gordon Feinblatt LLC

233 East Redwood Street

Baltimore, Maryland 21202

Attn: Andrew Bulgin, Esquire

If to Executive,

Jason Bauer

196 E. 75th St, Apt 3B

New York, New York 10021

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With a copy to:

SNR Denton US LLP

1221 Avenue of the Americas, Suite 2500

New York, New York 10020

Attn: Brian S. Cousin, Esquire or Neil A. Capobianco, Esquire

(ii)         All notices, requests or other communications will be effective and deemed given only as follows: (A) if given by personal delivery, upon such personal delivery; (B) if sent by certified or registered mail, on the fifth (5th) business day after being deposited in the United States mail; or (C) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

(iii)        No Admission. This Agreement is entered into by the Parties for settlement purposes only and does not constitute an admission of wrongdoing of any kind.

(d)          Governing Law; Jurisdiction; No Jury Trial.

(i)          This Agreement shall be governed by and interpreted under the laws of the State of New York, without regard to any conflict of laws principle that would apply the law of another jurisdiction.

(ii)         The Parties agree that any action, suit, or proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement can only be brought in federal court sitting in the Southern District of New York or, if such court does not have jurisdiction, any trial court sitting in the Borough of Manhattan, New York County, New York, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit, or proceeding in any such court or that any such action, suit, or proceeding that is brought in any such court has been brought in an inconvenient forum. Any service of process in any such action, suit, proceeding, claim, dispute or controversy shall be by delivering the same or by mailing the same (by referred or certified mail, return receipt requested) to the relevant addresses set forth in Section 7(c) hereof or to such other addresses as may have been designated in writing.

(iii)         EACH OF THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION ARISING UNDER THIS AGREEMENT.

(e)          Blue Pencil. It is the desire and intent of the Parties that the provisions contained in each Section of this Agreement, and within the subsections of such Sections, especially (but in no way limited to) those provisions of Sections 4 and 5, are intended to be separate and divisible and shall be enforced to the fullest extent permissible under applicable laws and public policies. Accordingly, if any portion of any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable, then (i) such portion shall not be held to affect the validity of any other provision contained in this Agreement, and (ii) such portion shall be deemed amended either to conform to such restrictions as such court may allow, or to delete therefrom or reform the portion thus adjudicated to be invalid and unenforceable. The Parties hereby expressly request and authorize any court of competent jurisdiction to modify any provision of this Agreement if necessary to render it enforceable, in such manner as to preserve as much as possible the Parties’ original intentions, as expressed therein, with respect to the scope thereof.

(f)          Amendment. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Executive and an authorized officer of CBS and Crumbs.

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(g)          Waiver. The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to any Party whether at law, in equity, or otherwise. No delay, forbearance, or neglect by any Party, whether in one or more instances, in the exercise or any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Agreement shall constitute or be construed as a waiver thereof. No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Agreement, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by the Party to be charged with such waiver. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in such writing.

(h)          Headings; Construction. The headings of the Sections and subsections of this Agreement are for convenience of reference only, form no part of this Agreement, and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. All references to Sections, subsections, paragraphs, items or other subdivisions in this Agreement refer to the corresponding Sections, subsections, paragraphs, items or other subdivisions of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, item or other subdivision of this Agreement.

(i)          Counterparts. This Agreement may be executed in any number of counterparts, each copy of which shall serve as an original for all purposes, but all copies shall constitute but one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original of this Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT COMPLETELY, THAT HE HAS HAD THE OPPORTUNITY TO ASK QUESTIONS AND SEEK ADVICE REGARDING IT, AND THAT HE UNDERSTANDS EACH AND EVERY PROVISION OF IT.

[Signatures Appear on Next Page]

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[Signature Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

WITNESS:

/s/ Mia Bauer	/s/ Jason Bauer
Jason Bauer

ATTEST:	CRUMBS BAKE SHOP, INC.

/s/ Ronda S. Kase	By:	/s/ Julian R. Geiger
Ronda S. Kase, Secretary	Name:	Julian R. Geiger
	Title:	President & Chief Executive Officer

WITNESS:	CRUMBS HOLDINGS, LLC

/s/ Ronda S. Kase	By:	/s/ Julian R. Geiger
Ronda S. Kase, Secretary	Name:	Julian R. Geiger
	Title:	President & Chief Executive Officer

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Exhibit A

Press Release

New York, New York. November __, 2012 – Crumbs Bake Shop, Inc. (the “Company”) (NASDAQ: CRMB) announces that its subsidiary, Crumbs Holdings LLC (“Crumbs”), the largest cupcake specialty store chain in the U.S., has named Eric Wesolowski as its Chief Operating Officer. Mr. Wesolowski comes to Crumbs with years of experience in the retail industry and considerable experience in the specialty store business. Most recently, Mr. Wesolowski served as Chief Operating Officer/President of Ecko Direct where his primary responsibility was directing the Retail Division of Marc Ecko Enterprises. Prior to his time at Marc Ecko, Mr. Wesolwoski was with Aeropostale for 16 years holding various management positions including Senior Vice President, Operations.

The Company concurrently announces that Jason Bauer and Mia Bauer, the co-founders of Crumbs, have left the Company and Crumbs effective November 28, 2012 to pursue other personal interests and business ventures. Jason Bauer has also resigned as a director of the Company and as a manager of Crumbs.

Julian R. Geiger, President and Chief Executive Officer of the Company and Crumbs said, “We are thrilled that Eric has joined the Crumbs team and are confident that he will make a substantial contribution to our operation.” Mr. Geiger also acknowledged that, “The Bauers’ vision and passion for the business will be an enduring legacy for Crumbs and we wish Jason and Mia the best of luck in their future endeavors.”

Jason Bauer stated, “It’s been almost 10 years since Mia and I co-founded Crumbs. We are delighted that the business we started together in 2003 has attained the size and reputation that it enjoys today. We believe that Crumbs is in very capable hands and, as such, feel the time is right for us to return to our entrepreneurial roots to conceive and create new and exciting ventures. While we will no longer be a part of running the company, Crumbs will always have a special place in our hearts.”

Schedule 1

Lease Obligations

1.          Agreement of Lease, dated June 18, 2010, between One Ten West Fortieth Associates.

2.          Lease, dated May 23, 2007, by and between SunVic Properties, Inc. and Crumbs Beverly Hills, Inc..

3.          Standard Retail/Multi-Tenant Lease – Net, dated January 17, 2008, by and between Larchmont Properties, Ltd. and Crumbs Larchmont, Inc., and Lease Addendum, dated January 4, 2008, by and between Larchmont Properties, Ltd. and Crumbs, Inc., d/b/a Crumbs Beverly Hills.

4.          Agreement of Lease, dated August 16, 2006, by and between Uniway Partners, L.P. and Crumbs Downtown, Inc.

5.          Retail Lease Agreement, dated October 6, 2005, by and between 1114 TrizecHahn-Swig, L.L.C. and Crumbs 42nd Street, Inc.

6.          Lease by and between MacArthur Properties, LLC and Crumbs East Bake Shop II, Inc. for certain premises located and known as 205 East 78th Street a/k/a 1379 Third Avenue, New York, New York.